Exhibit 99.4
CONSENT OF DIRECTOR NOMINEE

I consent to the use of my name as a Director Nominee in the Registration Statement, including in the section thereof entitled “Management,” filed by Dream Finders Homes, Inc. on Form S-1 and each related Prospectus and each further amendments or supplements thereto.

Dated: December 18, 2020

/s/ Megha H. Parekh
Name: Megha H. Parekh